SHARE ISSUANCE AGREEMENT

This Share Issuance Agreement (“Agreement”) is entered into this 23rd day of October, 2011, by and between the Tripod Group, LLC (“Purchaser”) and Propell Corporation (“Company”).

WHEREAS, the Purchaser and the Company have entered into a back end funding arrangement with respect to $150,000 of debt issued by the Company  ; and

WHEREAS, Purchaser agrees that the Company shall have the option to “call” the back end notes issued by the Company through the cancellation of offsetting Purchaser Notes; and

WHEREAS, in exchange for this “call” option being granted to the Company; the Company hereby issues 100,000 shares of Company stock to the Purchaser, to be held in safekeeping by New Venture Attorneys, P.C., and to be released as set forth herein.

NOW THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.
Issuance of Shares.  The Company hereby issues 100,000 shares of Company Common Stock (the “Shares”) to the Purchaser in the form of 2 certificates for 33,333 shares and a third certificate for 33,334 shares. The shares will be held by New Venture Attorneys and released to the Purchaser as set forth below.

2.
Release of Shares.  33,333 of the Shares will be released to the Purchaser if the Company elects in writing to disallow the conversion of $50,000 in principal of a certain convertible promissory note dated October 23, 2011.  If the Company elects to disallow such conversion, then $50,000 of the Company issued note will be cancelled along with an offsetting $50,000 of the Purchaser issued note. Another 33,333 of the Shares will be released to the Purchaser if the Company elects in writing to disallow the conversion of second $50,000 in principal of a certain convertible promissory note dated October 23, 2011.  If the Company elects to disallow this second conversion, then $50,000 of the Company issued note will be cancelled along with an offsetting $50,000 of the Purchaser issued note. The final 33,334 of the Shares will be released to the Purchaser if the Company elects in writing to disallow the conversion of the final $50,000 in principal of a certain convertible promissory note dated October 23, 2011.  If the Company elects to disallow this third conversion, then the final $50,000 of the Company issued note will be cancelled along with a final offsetting $50,000 of the Purchaser issued note.; provided, however, that if the Purchaser fails to make any of the  payments due under the note it issued to the Company in the principal amount of $150,000, provided that the Company is not in default under its Note to the Company at such time,  then that portion of the shares allocatable to the nonpayment by the Purchaser shall revert back to the Company.

3.
Miscellaneous. This agreement shall be governed by and construed in accordance with the laws of New York applicable to contracts made and wholly to be performed within the State of New York and shall be binding upon the successors and assigns of each party hereto.  The Holder and the Company hereby mutually waive trial by jury and consent to exclusive jurisdiction and venue in the courts of the State of New York.  This Agreement may be executed in counterparts, and the facsimile transmission of an executed counterpart to this Agreement shall be effective as an original.

TRIPOD GROUP, LLC BY: ______________________ Title: ____________________	PROPELL CORPORATION BY: ___________________________ TITLE: _________________________